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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TOUCHTUNES MUSIC CORPORATION APPROVES REVERSE STOCK SPLIT

LAS VEGAS, NEVADA and MONTREAL, QUEBEC, December 3, 2003 - TouchTunes Music Corporation (NASDAQ OTC BB: TTMC - news; "TouchTunes"), announced today that the board of directors approved a proposal that TouchTunes effect a reverse stock split (at a ratio in the range between one to 200 and one to 101, inclusive) with a view to reducing the number of stockholders of record of TouchTunes to fewer than 300 by paying cash to stockholders in lieu of issuing fractional shares, and thereafter terminating the registration of the Class A voting common stock of TouchTunes under the Securities Exchange Act of 1934, thereby ending TouchTunes' obligations as a public company under the United States securities laws, and delisting the common stock from trading on The NASDAQ Over-the-Counter Bulletin Board. The board of directors took this action after determining that the direct and indirect costs to TouchTunes of remaining a publicly traded company outweighed the benefits to its stockholders of doing so.

The board of directors will determine the precise exchange ratio that TouchTunes will use to effect the reverse stock split prior to the effective date. The price to be paid to stockholders in lieu of issuing fractional shares will be $0.50 per pre-split share. In accordance with its obligations under the Securities Exchange Act of 1934, TouchTunes will file with the Securities and Exchange Commission and send to stockholders at an appropriate time a transaction statement describing in detail the other terms of the reverse stock split.

ABOUT TOUCHTUNES

TouchTunes is involved in the digital distribution of music content to interactive, music-on-demand applications. The first such interactive, music-on-demand application is its digital jukebox.

TouchTunes is currently the leading provider of interactive, music-on-demand, digital-downloading jukeboxes to the coin-operated machine industry across the United States. TouchTunes is licensed by the vast majority of music rights owners including Music Labels, Publishers as well as with various artists and bands, which permit the secure transmission, storing and playing of digitized copies of music masters on TouchTunes' central database and throughout its network of digital jukeboxes. TouchTunes is traded on the NASDAQ OTC BULLETIN Board under the symbol TTMC.

IMPORTANT LEGAL INFORMATION

Certain statements made herein that are not historical are forward-looking within the meaning of the federal securities laws. The word "expects" and similar expressions are intended to identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of TouchTunes to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, the factors described in TouchTunes' filings with the Securities and Exchange Commission. TouchTunes undertakes no obligation to update publicly any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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ADDITIONAL INFORMATION

For additional information, contact Matthew Carson, Vice President Finance and Chief Financial Officer (514-765-8234).

SOURCE: TOUCHTUNES MUSIC CORPORATION